                                                                     EXHIBIT 7.1

                                                                  EXECUTION COPY
                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (the "AGREEMENT") is entered into this 17th day of April, 1998, by and among, Kitty Hawk, Inc., a Delaware corporation (collectively with its subsidiaries, unless the context otherwise requires, the "COMPANY"), M. Tom Christopher ("CHRISTOPHER"), Conrad A. Kalitta ("KALITTA"), Kalitta Motorsports, L.L.C., a Michigan limited liability company ("MOTORSPORTS"), Kalitta L.L.C., a Michigan limited liability company ("KALITTA LLC"), American International Airways, Inc., a Michigan corporation ("AIA"), American International Travel, Inc., a Michigan corporation ("AIT"), Flight One Logistics, Inc., a Michigan corporation ("FOL"), Kalitta Flying Service, Inc., a Michigan corporation ("KFS") and O.K. Turbines, Inc., a Michigan corporation ("OKT"). AIA, AIT, FOL, KFS and OKT shall be collectively referred to as the "KALITTA COMPANIES."

                              W I T N E S S E T H

         WHEREAS, Kalitta desires to resign as an officer and employee of the Company;

         WHEREAS, in light of the resignation of Kalitta, the parties desire to provide for the termination of certain of Kalitta's various contractual and other relationships with the Company (other than his position as a director of the Company and certain other contractual rights); and

         WHEREAS, to accomplish this objective the parties desire to, among other things, amend that certain Stockholders' Agreement dated as of November 19, 1997 (the "STOCKHOLDERS' AGREEMENT"), by and among the Company, Christopher and Kalitta and that certain Employment Agreement, dated September 19, 1997, by and between AIA and Kalitta (the "EMPLOYMENT AGREEMENT");

         NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T

         1. Definitions in Stockholders' Agreement. The parties hereto hereby amend the Stockholders' Agreement, in accordance with Section 8.4 thereof, by (i) deleting the definition of "Permitted Transferee" in Section
1.1 thereof in its entirety and replacing it with the following definition,
(ii) deleting clause (iii) of the definition of "Registration Expenses" in its entirety and replacing it with the following, and (iii) adding the following definition of "Required Filing Date" to Section 1.1 thereof:

                 "Permitted Transferee" means (i) with respect to Kalitta, any one or more of Douglas Kalitta, George Kelsey, Donald Schilling up to a limit of 50,000 shares of Common Stock for each of them, and (ii) any Family Member of such Stockholder or a trustee of a trust for the sole benefit of such Stockholder and/or Family Member of such



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                 Stockholder or any partnership, partnership, corporation or other entity which is controlled by such Stockholder and/or Family Member, it being agreed that prior to the making of a Transfer of Common Stock to a Permitted Transferee, the Stockholder proposing the Transfer shall notify the Company in writing of such proposed Transfer and the proposed transferee shall deliver to the Company a written instrument pursuant to which the proposed transferee becomes a party to this Agreement and agrees to be bound by the terms and conditions hereof to the same extent as if an original signatory hereto.

                 "Registration Expenses" means ... (iii) any underwriting discounts and commissions relating to the Common Stock being sold by the Selling Stockholder; provided, that in the case of a Demand Registration pursuant to Section 6.1.1, any underwriting discounts or commissions shall not exceed 5.5%.

                 "Required Filing Date" means the sixtieth (60th) day following receipt by the Company of a Demand Request; provided, that with respect to a First Demand Request received after May 19, 1998 but prior to May 23, 1998, "Required Filing Date" shall mean the fifth (5th) day following receipt by the Company of such First Demand Request."

         2. Term of Stockholders' Agreement. The parties hereto hereby amend the Stockholders' Agreement, in accordance with Section 8.4 thereof, by deleting Article II of the Stockholders' Agreement in its entirety and replacing it with the following:

                               "Article II - Term

                 2.       Term.  Unless sooner terminated as provided in
         Section 6.1.1 with respect to certain demand registration rights of Kalitta, the term of this Agreement (the "TERM") shall commence on the date hereof and continue until the tenth (10th) anniversary of the date of this Agreement."

         3. Demand Registration Rights. The parties hereto hereby amend the Stockholders' Agreement, in accordance with Section 8.4 thereof, by renumbering Section 6.1 thereof as Section 6.1.2 and adding the following provision immediately after the heading "6. Registration of Common Stock":

                 "6.1     Registration Rights.

                          6.1.1   Demand Registration.

                                  (a)      General.  At any time prior to
                             December 31, 1998, Kalitta may make a single request, by a written notice signed by Kalitta and delivered to the Company (the "FIRST DEMAND REQUEST"), that the





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                             Company effect the registration under the
                             Securities Act of no less than exactly 2,300,000 shares of Common Stock that constitute Registrable Securities (the "SHARES") and are beneficially owned by any Kalitta Stockholder. In the event the managing underwriter or underwriters shall advise Kalitta that the amount of Shares proposed to be included in the registration statement filed pursuant to such First Demand Request (the "FIRST DEMAND REGISTRATION") by Kalitta exceeds the number of such Shares that can be sold in such offering within a price range acceptable to Kalitta, the Shares to be included in such First Demand Registration shall be reduced to the number of Shares that the Company and Kalitta are so advised can be sold in such First Demand Registration without a material adverse effect on the price of, or the likelihood of successful completion of, such offering. In the event, and only in the event, that not all of the Shares are sold pursuant to the First Demand Request as a result of the inability of the underwriters to sell such Shares at a price acceptable to Kalitta, Kalitta will be entitled to make a second single demand request on behalf of himself and any other Kalitta Stockholder whose Shares were excluded from the First Demand Registration by a written notice signed by Kalitta and delivered to the Company that the Company effect the registration (the "SECOND DEMAND REGISTRATION," and, collectively with the First Demand Registration, the "DEMAND REGISTRATIONS" and each individually a "DEMAND REGISTRATION") of those Shares not sold in the First Demand Registration (the "SECOND DEMAND REQUEST") at any time prior to June 30, 1999. The offering of Shares pursuant to the First Demand Request and the Second Demand Request shall both be in the form of a firm commitment underwritten offering, and Morgan Stanley Dean Witter & Co., or any successor thereof, or such other nationally recognized investment banking firm or firms as are mutually agreed upon by the Company and Kalitta, shall manage such underwritten offerings of the Shares. The Company shall have the exclusive right to grant to the managing underwriter or managing underwriters an option to sell additional shares of Common Stock for the purpose of covering over-allotments, if any, in the offering of Shares pursuant to the First Demand Request and the Second Demand Request. The number of Registrable Securities constituting Shares shall be appropriately adjusted in the event that, subsequent to April 17, 1998, the outstanding shares of Common Stock of the Company shall have been increased, decreased, changed into or exchanged for, a different number or kind of shares or securities through a reorganization, recapitalization, stock split, reverse stock split or other similar change in the Company's capitalization. In no event shall the Company be required pursuant to this Section 6.1.1 to effect a shelf registration pursuant to Rule 415 promulgated under the Securities Act.





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                                  (b)      Effective Registration.

                                        (i)     Subject to Section
                             6.1.1(b)(ii), a registration will not count as a Demand Registration unless a registration statement with respect thereto has been declared effective by the Commission in compliance with, and subject to, the provisions of this Article VI and the Securities Act with respect to the disposition of all Shares covered by such registration statement (other than Registerable Securities that are registered in a Demand Registration and subject to an over-allotment option).

                                        (ii)    If, after a registration
                             statement has been declared effective, Kalitta withdraws all of the Shares registered thereunder (as provided below in the last sentence of this clause (ii)), and the Company has performed its obligations hereunder in all material respects, such demand will count as a Demand Registration unless Kalitta pays all Registration Expenses in connection with such withdrawn registration; provided that if, after a registration statement has become effective with respect to an offering of Shares pursuant to a Demand Registration, such offering is interfered with by any stop order, injunction, or other order or similar requirement of the Commission or other governmental agency or court of competent jurisdiction, such registration will be deemed not to have been effected and will not count as a Demand Registration. Kalitta shall have the exclusive authority to withdraw Shares registered under any Demand Registration to be registered on behalf of himself and any other Kalitta Stockholder.

                                  (c)      Deferral of Filing.

                                        (i)     The Company may defer the
                             filing (but not the preparation) of a registration statement with respect to a Demand Registration until a date not later than 60 days after the Required Filing Date if (A) at any time prior to the Required Filing Date, the Company or any of its subsidiaries is engaged in confidential negotiations or other confidential business activities, disclosure of which would be required in such registration statement (but would not be required if such registration statement were not filed), and the Board of Directors of the Company determines in good faith that such disclosure would be materially detrimental to the Company and its stockholders or would have a material adverse effect on any such confidential negotiations or other confidential business activities, or (B) prior to receiving the Demand Request, the Company is actively engaged in discussions with underwriters with respect to a registered underwritten public offering of the Company's securities for the Company's account and is proceeding with reasonable diligence to effect such offering; provided that a deferral





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                             pursuant to this clause (B) may only occur in the
                             case of a Second Demand Registration and that incidental registration rights under Section 6.1.2 shall be available (subject to the limitations set forth therein).

                                        (ii)    A deferral of the filing of a
                             registration statement pursuant to this Section 6.1.1(c) shall be lifted, and the requested registration statement shall be filed forthwith, if, in the case of a deferral pursuant to clause
                             (A) of Section 6.1.1(c)(i), the negotiations or other activities are disclosed or terminated, or, in the case of a deferral pursuant to clause (B) of Section 6.1.1(c)(i), the proposed registration for the Company's account is completed or abandoned.

                                        (iii)   In order to defer the filing of
                             a registration statement pursuant to this Section 6.1.1(c), the Company shall promptly (but in any event within 10 days), upon determining to seek such deferral, deliver to Kalitta a certificate signed by an executive officer of the Company stating that the Company is deferring such filing pursuant to this Section 6.1.1(c) and a general statement of the reason for such deferral.
                             Kalitta hereby agrees to keep confidential any information disclosed to him in any such certificate (including the fact that such a certificate was delivered) and further agrees that he will not, prior to the public disclosure of such information, purchase or sell any securities of the Company. Within 20 days after receiving such certificate, Kalitta may withdraw such Demand Request by giving notice to the Company; if withdrawn, the Demand Request shall be deemed not to have been made for all purposes of this Agreement. The Company may defer the filing of a particular registration statement pursuant to clauses (A) or (B) of Section 6.1.1(c) only once.

                                  (d)      Suspension of Dispositions.  Each
                             Selling Stockholder agrees that, upon receipt of any notice (a "SUSPENSION NOTICE") from the Company of the happening of any event of the kind described in Section 6.2(vi), such Selling Stockholder will forthwith discontinue disposition of Registrable Securities until such Selling Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by
                             Section 6.2(vi), or until it is advised in writing (the "ADVICE") by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus (the period from the date of the Suspension Notice until the receipt of such copies or the Advice being referred to herein as a "SUSPENSION PERIOD"), and, if so directed by the Company, such Selling Stockholder will deliver to the Company all copies, other than permanent file copies then in such Selling Stockholder's possession, of the prospectus covering such





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                             Registrable Securities current at the time of
                             receipt of the Suspension Notice. In the event the Company shall give any such Suspension Notice,
                             (i) the Company shall use commercially reasonable efforts and take such actions as are reasonably necessary to render the Advice as promptly as practicable or deliver copies of the supplemented or amended prospectus contemplated by Section 6.2(vi), and (ii) the time periods regarding the effectiveness of registration statements set forth in Section 6.2(ii) hereof shall be extended by the number of days in the Suspension Period.

                                  (e)      Holdback Agreement.  Unless the
                             managing underwriter otherwise agrees, each of the Company and each Kalitta Stockholder agrees not to effect any public sale (other than pursuant to any registration on Form S-4 or Form S-8 promulgated under the Securities Act) of any Common Stock (or securities convertible into or exercisable or exchangeable for Common Stock) during the ten business days prior to the effectiveness of any underwritten registration by the Company on its own behalf and/or on behalf of Kalitta pursuant to a Demand Registration or any other security holder of securities of the same type and class (or securities that are convertible into or exercisable or exchangeable for securities of the same type and class) and during such time period after the effectiveness of any such underwritten registration (not to exceed 180 days) as the Company and the managing underwriter may agree (except, if applicable, as part of such underwritten registration).

                             In addition, if the managing underwriter so requests in connection with any such underwritten registration, the Company, Kalitta and each Kalitta Stockholder shall enter into "lock-up" agreements in customary form providing for the restrictions on sale referred to in this Section 6.1.1(e). Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be deemed to be in breach of its obligations under Section 6.1.1(a) of this Agreement if the Company fails to perform such obligations in order to comply with the restrictions set forth in this
                             Section 6.1.1(e)."

                                  (f)      Nothing in this Section 6.1.1 shall
                             be deemed to preclude the inclusion in any Demand Registration of shares of Common Stock to be sold for the account of the Company.

         4. References in Stockholders' Agreement. The parties hereto hereby amend Sections 6.1.2 (as renumbered), 6.3 and 6.5 of the Stockholder's Agreement, in accordance with Section 8.4 thereof, by replacing each reference in such Sections to "Section 6.1" with "Section 6.1.2."





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         5.      Provision Concerning Underwriters in Stockholders' Agreement.
The parties hereto hereby delete Section 6.4 of the Stockholder's Agreement, in accordance with Section 8.4 thereof, in its entirety and replace it with the following:

                             6.4 Underwriters.  If the Company at any time
                 proposes to register any of its securities under the Securities Act whether or not for sale or for its own account, and such securities are to be distributed by or through one or more underwriters, the Company will use commercially reasonable efforts, if requested by a Selling Stockholder who requests incidental registration of Registrable Securities pursuant to Section 6.1.2 hereof in connection therewith, to arrange for such underwriters to include such Registerable Securities among those securities to be distributed by or through such underwriters; provided that, without limitation, neither the Company nor any other holder of the securities proposed to be distributed by or through such underwriters shall be required or obligated to reduce the amount or sale price of such securities proposed to be so distributed. The Selling Stockholders on whose behalf Registerable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such Selling Stockholders. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account other than in connection with a demand registration pursuant to Section 6.1.1 hereof and such securities are to be distributed by or through one or more underwriters, the managing underwriter shall be selected by the Company. If any registration pursuant to Section 6.1.2 shall be in connection with any underwritten public offering, each holder of Registerable Securities agrees, if so required by the managing underwriters, not to effect any public sale or distribution of Registrable Securities (other than as part of such underwritten public offering) within the period of time seven
                 (7) days prior to the effective date of such registration statement and one-hundred eighty (180) days after the effective date of such registration statement.

         6. Company's Indemnification in Stockholders' Agreement. The parties hereto hereby delete Section 6.6 of the Stockholders' Agreement, in accordance with Section 8.4 thereof, in its entirety and replace it with the following:

                             6.6 Company's Indemnification. In the event of any registration of any securities of the Company under the Securities Act, the Company will, and hereby does, indemnify and hold harmless in the case of any registration statement filed pursuant to Section 6.1, each Selling Stockholder of any Registrable Securities covered by such registration statement, each officer and director of each underwriter and each Selling Stockholder, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls any Selling Stockholder or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities and expenses,





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                 joint or several, to which any such Selling Stockholder or any such director or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions or proceedings or investigations in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus (unless any such statement is corrected in a subsequent prospectus and Selling Stockholder (and the underwriters, if any) is given the opportunity to circulate the corrected prospectus to all persons receiving the preliminary prospectus), final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) any omission or alleged omission to state therein (unless any such omission in any preliminary prospectus is corrected in a subsequent prospectus and Selling Stockholder (and the underwriters, if any) is given the opportunity to circulate the corrected prospectus to all persons receiving the preliminary prospectus) a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any securities laws, and the Company will reimburse each such Selling Stockholder and each such director, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided, however, that the Company shall not be liable to any Selling Stockholder, director, officer, participating person or controlling person in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company in an instrument executed by or under the direction of such Selling Stockholder or any director, officer, participating person or controlling person of any Selling Stockholder for use in the preparation thereof, which information was expressly provided for use in the registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of any such Selling Stockholder or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such Selling Stockholder. The Company shall agree to provide for a customary contribution provision relating to such indemnity if requested by any Selling Stockholder or the underwriters.

         7. General Provisions of Stockholders' Agreement. The parties hereto hereby amend Section 8.3 of the Stockholders' Agreement, in accordance with Section 8.4 thereof, by adding the following to the end of Section 8.3:





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         "No party may assign its rights hereunder to any person other than a
         Permitted Transferee in accordance with this Agreement or person receiving a Transfer pursuant to an Exempt Transfer. Any attempted assignment in violation of this Section 8.3 shall be null and void."

         8. Certain Governance Matters in Stockholders' Agreement. The parties hereto hereby delete Articles III, IV and V of the Stockholders' Agreement, in accordance with Section 8.4 thereof.

         9. Minimum Equity Ownership Requirement in Stockholders' Agreement. The parties hereto hereby delete Section 8.11 of the Stockholder's Agreement, in accordance with Section 8.4 thereof.

         10. Governance Provisions of the Merger Agreement. The parties hereto hereby delete Section 5.5 of that certain Agreement and Plan of Merger among the Company, Kitty Hawk - AIA, Inc., Kitty Hawk - AIT, Inc., Kitty Hawk - FOL, Inc., Kitty Hawk - KFS, Inc., Kitty Hawk - OK, Inc., Christopher, AIA, AIT, FOL, KFS, OKT and Kalitta dated September 22, 1997, as amended (the "MERGER AGREEMENT") in accordance with Section 10.7 thereof.

         11. Definition in Merger Agreement. The parties hereto hereby delete in its entirety the definition of "Chief Executive Officer" contained in the Appendix of Defined Terms to the Merger Agreement, in accordance with
Section 10.7 thereof, and replace it with the following:

         "CHIEF EXECUTIVE OFFICER" shall mean the Chairman of the Board and Chief Executive Officer of Kitty Hawk."

         12. Office Lease Provisions of the Merger Agreement. The parties hereto hereby delete in its entirety Section 5.2.7 of the Merger Agreement in accordance with Section 10.7 thereof.

         13.     Modification of Office Lease.

         13.1    Term.  Kalitta LLC and AIA hereby delete in its entirety
Section 3 of that certain Corporate Offices Lease between Kalitta LLC and AIA dated February 25, 1997 (the "OFFICE LEASE"), in accordance with Section 20 thereof, and replace it with the following:

                 3. Term. This lease shall be for the term of 10 years commencing on May 14, 1997 ("commencement date") and ending on May 14, 2007; provided, that either party may terminate this lease upon 180 days written notice to the other party.

         13.2    Rent.       Kalitta LLC and AIA hereby delete in its entirety
the first paragraph of Section 4 of the Office Lease, in accordance with
Section 20 thereof, and replace it with the following:

                 4. Rental. Tenant shall pay to Landlord as annual rent the sum of Three Hundred Thousand Dollars ($300,000.00) payable in monthly installments of Twenty-Five





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
         Thousand Dollars ($25,000.00) per month in advance on the first day of each month during the term of this lease. All rent shall be paid to Landlord at the address set forth above or at any other address that Landlord designates in writing, without any prior demand by Landlord and without any deduction or offset.

         14. Reduction of Indemnification Deductible. The parties hereto hereby delete in its entirety Section 10.3.1 of the Merger Agreement, in accordance with Section 10.7 thereof, and replace it with the following:

                 "10.3.1     Deductibles.  Neither Kalitta nor Kitty Hawk shall
         be liable for, and neither Kalitta pursuant to Section 10.2.1 nor Kitty Hawk pursuant to Section 10.2.2 shall be obligated to pay, any amount until the party to be indemnified has incurred aggregate Kalitta Established Losses or Kitty Hawk Established Losses, as applicable, in excess of the applicable Deductible (as defined below). For purposes hereof, the applicable "DEDUCTIBLE" (a) in the case of Kalitta for all Kitty Hawk Established Losses shall be $600,000 and
         (b) in the case of Kitty Hawk for all Kalitta Established Losses shall be $1,000,000. At such time as the aggregate Kitty Hawk Established Losses or Kalitta Established Losses, as applicable, incurred by the party to be indemnified shall exceed the applicable Deductible, the claimant shall be entitled to the full amount of such Losses in excess of the applicable Deductible; subject, however, to the further provisions of this Article."

In connection with the foregoing amendment, the Company hereby unconditionally and irrevocably releases Kalitta from any and all claims arising out of or related to the transfer from AIA to Motorsports of racing fuel and other racing-related assets between November 1 and November 19, 1997.

         15. Covenant Not to Compete in Employment Agreement. The parties hereto hereby delete in its entirety Section 2.8 of the Employment Agreement, in accordance with Section 4.3 thereof, and replace it with the following:

         "2.8    COVENANT NOT TO COMPETE.

                 A. To further protect AIA's proprietary information, Employee agrees that upon termination of his employment with AIA for whatever reason, Employee shall not engage in the air cargo charter management, or charter brokerage business, or in the business of ad hoc or scheduled carriage of air freight under FAA Part 121 or Part 135 certificates, within the United States, for three (3) years following the date of such termination, either directly or indirectly, whether as an employee, agent, consultant, broker, partner, principal, owner, stockholder or otherwise; provided, however, that Employee shall be permitted to purchase up to a 5% interest in any publicly traded company in any such businesses. Without limiting the generality of the foregoing, during the three (3) year period following the date of such termination, Employee shall not: (i) serve as an employee, officer or director of, consultant to, or independent contractor for, Trans Continental Airlines, Inc. or its affiliates (collectively, "TRANSCON"); (ii), and shall cause his affiliates not to, capitalize, make loans to or otherwise finance TransCon in excess of an aggregate principal amount of $7,500,000 outstanding at any one time, and (iii), and shall cause his affiliates not to, lease more than an aggregate of three aircraft of all types to TransCon at any one time. Notwithstanding anything in this Section 2.8A to the contrary, Employee and any affiliate of Employee may (x) buy, modify, sell and lease aircraft, aircraft engines and aircraft equipment following termination of his employment with AIA and (y) deal in or with supplemental type certificates ("STCS"), except that neither Employee, nor any affiliate of Employee, may use his or such affiliate's, STCs to modify Boeing 727 aircraft from passenger to freight configuration for a period of three (3) years following termination of his employment with AIA; provided, however, this will not prevent Employee, or any such affiliate, from contracting with a third party for such a conversion. As used in this Agreement, the term "affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

                 B. Employees. For a period of one (1) year from the date of termination of his employment, without the prior written approval of AIA, neither Kalitta nor any of his affiliates shall, directly or indirectly, employ or contract with any individual employed by AIA or any of its affiliates as of the date hereof or at any time within such one (1) year period; provided, however, Kalitta, or any such affiliate, may employ Kathy Spino at any time and may contract with Barbara Schreck for personal income tax services on her own time, in either case without restriction.

                 C. Remedies for Breach. In the event of a breach of any of the foregoing provisions, AIA shall be entitled to exercise any and all of the following rights, remedies, and provisions:

                             (i) Injunction. Kalitta agrees that if he or any of his affiliates, successors or assigns violate or breach, or substantially threatens to violate or breach, any of the provisions or covenants contained in this Agreement, AIA shall be entitled to injunctive relief, and reimbursement of its attorneys' fees if it prevails. In addition, Kalitta agrees that AIA may have such injunctive relief, without bond but upon due notice, in addition to such other and further relief as may be available in equity or by law. Kalitta further agrees that the sole remedy in the event of an entry of an injunction, is dissolution of such injunction, if warranted, at a hearing and all claims for damages by reason of the wrongful issuance of any such injunction are expressly waived.

                             (ii) Non-Exclusivity.  In addition to all other
                 remedies available to AIA in the event of any breach of any provision of this Agreement, Kalitta agrees that the remedies exercisable by AIA are not exclusive but are in addition to all of the remedies provided by this Agreement, by law or in equity and that the exercise or utilization of any one of the remedies provided by this Agreement shall not be deemed a waiver of, or prevent AIA from exercising, any other remedies available to it under this Agreement, applicable law or in equity.

                 D.          Severability and Substitution of Valid Provisions.
         To the extent that any provision of this Section 2.8 is deemed unenforceable by virtue of the scope of the area involved, the scope of the business activity prohibited, the length of time the activity is prohibited, or the scope or magnitude of the remedies provided, but potentially remedied by a reduction of any or all thereof, Kalitta agrees that this Agreement shall be enforced to the fullest extent permissible under applicable laws and public policies of the State of Michigan.

         16. Severability Provisions of Employment Agreement. The parties hereto hereby delete in its entirety the second sentence of Section 4.2 of the Employment Agreement, in accordance with Section 4.3 thereof, and replace it with the following:

         "Subject to the provisions of Section 2.8C hereof, if a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement."

         17. Voluntary Resignations. Kalitta hereby irrevocably and voluntarily resigns on the date hereof from his position as Vice Chairman of the Company and from all officer and employee positions of the Company, including, without limitation, Kalitta's position of Chief Executive Officer and President of AIA. From and after the date hereof, Kalitta shall no longer be entitled to the rights and benefits set forth in the Employment Agreement, including, without limitation, any compensation except as expressly provided in, and subject to the conditions of, Section 19 hereof.

         18. Proprietary Information Disclosure Limitations of the Employment Agreement.The parties hereto hereby amend Section 2.7 of the Employment Agreement, in accordance with Section 4.3 thereof, to add a new subsection D as follows:

                 "D.         As used in this Section 2.7, the term "AIA" shall
         be deemed to include all affiliates of AIA, including, but not limited to, Kitty Hawk, Inc., a Delaware corporation and American International Cargo, a Michigan co-partnership."

         19. Optional Compliance with Voluntary Severance Requirements of the Employment Agreement. In accordance with Section 3.3 of the Employment Agreement, Kalitta shall, upon execution of a release and confidentiality agreement in the form described in Section 3.2 of the Employment Agreement which AIA may request in furtherance of the requirements set forth in the Employment Agreement, receive from AIA one (1) month's pay in the amount of $50,000; provided, AIA shall have no obligation hereunder if Kalitta has not executed such release and confidentiality agreement prior to December 15, 1998.

         20. Vacating Deadline. Kalitta hereby irrevocably agrees to remove all personal belongings from his office located at 1349 South Huron Street, Ypsilanti Township, Michigan and to vacate such premises within seven
(7) days from the date hereof.

         21. AIA Claim. AIA agrees to assign to Kalitta, at Kalitta's option (the "OPTION"), all of AIA's rights, title and interest in and to its claims under, and all obligations and duties relating to, American International Airways, Inc. v. GATX Capital Corporation, et al (Case No. 97-0378 WHO) pending in the United States District Court for the Northern District of California (the "AIA CLAIM"). If Kalitta exercises the Option, the Company covenants and agrees that it will use its commercially reasonable efforts to obtain all consents, approvals, authorizations and waivers of third parties necessary for the assignment of the AIA Claim. If any such consent or authorization is not obtained within one hundred eighty (180) days after the date hereof, or if any attempted assignment or assumption would be ineffective, then the Company will make a contractual assignment to Kalitta of all rights and obligations in connection with the AIA Claim and all control thereof. The Company shall directly absorb all legal fees and costs relating to the AIA Claim through the date hereof. From and after the date hereof, Kalitta shall directly pay any and all legal fees and costs incurred with respect to the AIA Claim and will control the prosecution of the AIA Claim. The Company agrees to cooperate with Kalitta, and cause AIA to so cooperate, by providing personnel and documentation necessary to sustain the prosecution of the AIA Claim without cost to Kalitta; however, Kalitta shall pay reasonable expenses, actually incurred, including, but not limited to, per diems for employees, if necessary, at then applicable compensation rates. In the event that the Company elects either to (i) change the status of either of the Boeing 747 airframes which are the subject of the AIA Claim (bearing tail numbers N701CK and N706CK)(the "AIRFRAMES") so that it becomes commercially infeasible to repair either such Airframe for revenue service, or (ii) scrap either such Airframe, the Company shall give Kalitta written notice thereof. During the ninety (90) period following receipt of any such notice, Kalitta shall have the option to purchase the affected Airframe(s) at a price equal to the fair market scrap value of such Airframe(s), payable in immediately available funds. Kalitta shall exercise such option by written notice to the Company prior to the expiration of such ninety (90) day period and the Company and Kalitta shall close on Kalitta's purchase of such Airframe(s) on the tenth (10th) business day following delivery of Kalitta's notice of such exercise to the Company. Kalitta shall indemnify the Company and hold the Company harmless from and against, and reimburse the Company for, any and all loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment to the extent the Company suffers any harm, loss or damage as a result of a counterclaim filed against the Company by GATX Capital Corporation or any of its affiliates which relates to, or arises from, the AIA Claim.

         22. Modification of Amended and Restated Consulting Agreement. The parties hereto hereby amend the Amended and Restated Consulting Agreement by and between AIA and Kalitta dated October 23, 1997 (the "CONSULTING AGREEMENT"), in accordance with Section 8 thereof as follows:

         22.1 Legal Fees. Section 3 of the Consulting Agreement, in accordance with Section 11 thereof, is hereby deleted and replaced with the following:

                 "3.         AIA shall directly absorb all unpaid Legal fees
                 incurred in the GATX litigation prior to April 17, 1998. From and after April 17, 1998, Kalitta shall directly pay Legal fees incurred in the GATX litigation."

         22.2 Proceeds of Litigation. Section 4 of the Consulting Agreement, in accordance with Section 11 thereof, is hereby deleted and replaced with the following:

                 "4.         Any proceeds (which term shall include the fair
                 market value of any benefits derived by AIA) which AIA obtains directly from the GATX litigation, whether by virtue of judgment, settlement, or some other form of payment, shall be paid to Kalitta."

         22.3 Cure Rights. Section 12 of the Consulting Agreement is hereby deleted in accordance with Section 11 thereof.

         23. Race Shop Facilities Lease. The parties hereto agree that Motorsports shall sublease space from AIA on substantially the terms set forth in the form of Race Shop Facilities Lease attached as Exhibit A (the "RACE SHOP LEASE"), modified as follows: (i) the term of such lease shall be until December 31, 1998, (ii) monthly rental shall be $1.00 per month throughout the term of the lease, (iii) Motorsports will have the option to terminate such lease at any time prior to December 31, 1998, upon thirty (30) days prior written notice, and (iv) the insurance provisions of Section 11 of the Race Shop lease shall be completed to require minimum limits of insurance coverage of $1,000,000 for all but property damage, which shall have a minimum limit of $500,000.

         24. Airline Fuel. During the three (3) year period following the date hereof, the Company will use commercially reasonable efforts to make airline fuel available to Kalitta and his affiliates (but excluding TransCon) solely for their use at the Company's cost for such fuel.

         25. Residence. AIA hereby agrees to convey the residence owned by AIA located at 9555 Van Buren, in Van Buren Township, Michigan (the "RESIDENCE") to Motorsports for its fair market value of $80,000 to be paid to the Company as provided in Section 27 hereof. The sale shall be made pursuant to a standard form of Ann Arbor Board of Realtors Sales Agreement, attached as Exhibit B, modified as indicated in such form. As required by Michigan law, AIA shall deliver the Seller's Disclosure Statement in the form attached hereto as Exhibit C.

         26. Loan. Kalitta LLC agrees and acknowledges that it owes the Company $500,000 which represents loans made to it by the Company prior to the consummation of the transactions contemplated by the Merger Agreement (the "KALITTA LOAN").

         27. Payment of Loan and Residence. The parties agree that at the earlier of (i) the closing of the sale of Shares under the First Demand Registration pursuant to Section 6.1.1 of the Stockholders' Agreement, or (ii) the sale of shares of Common Stock by Kalitta other than pursuant to the First Demand Registration made pursuant to Section 6.1.1 of the Stockholder's Agreement, Kalitta shall repay the Kalitta Loan on behalf of Kalitta LLC, and pay the purchase price specified in Section 25 for the Residence on behalf of Motorsports. Each of Kalitta LLC and Motorsports agree to promptly reimburse Kalitta for such payments in the form of immediately available funds, debt or equity, as determined by Kalitta. In the case of the foregoing clause (i), the parties agree that Kalitta shall cause such payments to be made directly by the underwriters to the Company from the proceeds from the sale of Shares pursuant to such First Demand Registration (and Kalitta hereby so instructs the underwriters concerning such payments). In the case of the foregoing clause (ii), Kalitta shall make such payments to the Company immediately on such sale.

         28.     Non-Disparagement.

         28.1 Kalitta. For a period of three (3) years from the date hereof, Kalitta covenants and agrees that Kalitta shall not make or cause to be made any statements, observations, opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of the Company or any of its subsidiaries, affiliates, directors, officers, employees or agents (each, a "COMPANY HARMED PARTY"). A breach or violation of the covenants contained in this Section will damage the Company Harmed Party irreparably. For any violation of the covenants contained in this Section, Kalitta shall be subject to injunctive and other equitable relief and damages. In addition, Kalitta agrees that should it become necessary for a Company Harmed Party to enforce any of the covenants contained in this Section through legal proceedings, Kalitta shall reimburse such Company Harmed Party for any reasonable legal fees, court costs and expenses incurred by such Company Harmed Party in enforcing such covenants.

         28.2. Christopher. For a period of three (3) years from the date hereof, but subject in each case to applicable securities laws and the regulations promulgated thereunder, Christopher covenants and agrees that Christopher shall not make or cause to be made any public statements, observations, opinions or communicate any information (whether oral or written) that disparages or is likely in any way to harm the reputation of Kalitta or any of his affiliates (each, a "KALITTA HARMED PARTY"). A breach or violation of the covenants contained in this Section will damage the Kalitta Harmed Party irreparably. For any violation of the covenants contained in this Section, Christopher shall be subject to injunctive and other equitable relief and damages. In addition, Christopher agrees that should it become necessary for a Kalitta Harmed Party to enforce any of the covenants contained in this Section through legal proceedings, Christopher shall reimburse such the Kalitta Harmed Party for any reasonable legal fees, court costs and expenses incurred by such Kalitta Harmed Party in enforcing such covenants.

         29. Indemnification. The Company shall save, indemnify Kalitta and hold Kalitta harmless from and against, and reimburse Kalitta for, any and all loss, liability, damage and expense, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment (collectively "LOSSES") that Kalitta may suffer under or relating to any and all personal guarantees, performance bonds or other obligations securing payment, performance or insurance obligations of AIA and the Company and all of its other subsidiaries, including, without limitation, American International Cargo.

         30.     Standstill.

         30.1 Acquisition of Additional Common Stock of the Company. Kalitta represents and warrants that he does not own any voting securities, or any securities convertible into or exchangeable or exercisable for any voting securities, or which, upon redemption thereof could result in Kalitta or any of his affiliates (as such term is defined in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934 (the "EXCHANGE ACT")) receiving any voting securities, or options, warrants, contractual rights or other rights of any kind to acquire or vote any voting securities, of the Company (collectively, the "KTTY VOTING SECURITIES"), other than the 4,099,150 shares of Common Stock of the Company received by Kalitta pursuant to the Merger Agreement. Kalitta hereby covenants and agrees that until the third anniversary of the date hereof, Kalitta shall not, directly or indirectly, purchase or cause to be purchased or otherwise acquire (other than pursuant to a stock split or stock dividend) or make any proposal to or agree to acquire, or become or agree to become the Beneficial Owner (as defined in the Stockholders' Agreement) of, more than 4,099,150 shares of Common Stock of the Company.

         30.2 Prohibited Actions. Kalitta hereby agrees that until the third anniversary of the date hereof, Kalitta shall not, directly or indirectly, solicit, request, advise, assist or encourage others, directly or indirectly, to take any of the following actions:

                 30.2.1 form, join in or in any other way participate in a "partnership, limited partnership, syndicate or other group" within the meaning of Section 13(d)(3) of the Exchange Act with respect to KTTY Voting Securities or deposit any KTTY Voting Securities in a voting trust or similar arrangement or subject any KTTY Voting Securities to any voting agreement or pooling arrangement;

                 30.2.2 solicit proxies or written consents of stockholders with respect to KTTY Voting Securities under any circumstances, or make, or in any way participate in, any "solicitation" of any "proxy" to vote any KTTY Voting Securities, or become a "participant" in any election contest with respect to the Company (as such terms are defined or used in Rules 14a-1 and 14a-11 under the Exchange Act) or seek to advise or influence any Person (as such term is defined in the Merger Agreement) with respect to the voting of any KTTY Voting Securities;

                 30.2.3 seek to call, or to request the call of, a special meeting of the stockholders of the Company or seek to make, or make, a stockholder proposal at any meeting of the stockholders of the Company;

                 30.2.4 commence, or announce any intention to commence, any tender offer for any KTTY Voting Securities or file with or send to the Securities and Exchange Commission (the "COMMISSION") a
         Schedule 13D or any amendments thereto under the Exchange Act with respect to KTTY Voting Securities, except (i) the Schedule 13D to be filed with the Commission in connection with the issuance to Kalitta of KTTY Voting Securities pursuant to the Merger Agreement (the "CURRENT SCHEDULE 13D"), and (ii) any amendment to the Current
         Schedule 13D to reflect changes to the disclosures set forth therein and exhibits filed therewith, to the extent such changes result from actions that are not prohibited by or inconsistent with this Agreement (such permitted amendments and additional exhibits to the Current
         Schedule 13D being referred to as the "PERMITTED SCHEDULE 13D AMENDMENTS");

                 30.2.5 make a proposal or bid with respect to, announce any intention or desire to make, or publicly make or disclose, cause to be made or disclosed publicly, facilitate the making public or public disclosure of, any proposal or bid with respect to (i) the acquisition of any substantial portion of the assets of the Company or of the assets or stock of any of its subsidiaries or of all or any portion of the outstanding KTTY Voting Securities (except Kalitta may file Permitted Schedule 13D Amendments), or (ii) any merger, consolidation, other business combination, restructuring, recapitalization, liquidation or other extraordinary transaction involving the Company or any of its subsidiaries;

                 30.2.6 otherwise act alone or in concert with others except, solely in his capacity as a director of the Company, to seek to control or influence in any manner the management, the board of directors (including the composition thereof) or the business, policies, operations or affairs of the Company;

                 30.2.7 take any action or form any intention which would require an amendment to the Current Schedule 13D (other than amendments containing only the Permitted Schedule 13D Amendments);

                 30.2.8 commence, join in, or in any way participate in, any action, suit or proceeding of any kind (except in the case in which such action, suit or proceeding does not relate to the matters referred to in this Section 30.2 or in which Kalitta (i) is a defendant in any such action, suit or proceeding; provided, however, that such participation shall in every case be limited to the defense by Kalitta of the allegations made or claims brought against Kalitta pursuant to such action, suit or proceeding; provided, further, that such participation may include counterclaims only if the Company, or any subsidiary, affiliate or division of the Company, the board of directors of the Company or the officers of the Company with respect to their role as such, shall have previously brought claims under this
         Section 30.2 in such action, suit or proceeding or (ii) is required, by subpoena, court order or otherwise, to respond to or appear before the court in which such action, suit or proceeding has been brought), or, directly or indirectly, support or encourage (as opposed to cooperate with governmental entities in connection with) any administrative or investigative action or proceeding of any nature, against, involving or relating to the Company, or any subsidiary, affiliate or division of the Company, the board of directors of the Company, the officers of the Company, or any agent or advisor of the Company (including, without limitation, attorneys, accountants, bankers and financial advisors) with respect to its or his, as the case may be, role as such;

                 30.2.9 arrange, or in any way participate in, any financing for any transaction referred to in clauses 30.2.1 through
         30.2.8 above; or

                 30.2.10 make public, or cause or facilitate the making public (including by disclosure to any journalist or other representative of the media) of: (i) any request, or otherwise seek (in any fashion that would require public disclosure by the Company,

         Kalitta or their respective affiliates), to obtain any waiver or amendment of any provision of this Section 30.2 or (ii) the taking of any action restricted hereby.

         30.3    Exclusion from the Standstill Arrangements.   Notwithstanding
anything in this Agreement to the contrary (including Sections 30.1 and 30.2 hereof), nothing in this Agreement shall prohibit the making by Kalitta of such filings with the Commission pursuant to (i) Securities Act Rule 144(h), or (ii)
Section 16(a) of the Exchange Act to reflect changes in the Beneficial Ownership of any KTTY Voting Securities of Kalitta or any of his affiliates (to the extent such changes reflect action taken by Kalitta or such affiliate which is not prohibited by this Agreement).

         31. Voting by Kalitta prior to December 31, 1998. Kalitta irrevocably agrees to vote all KTTY Voting Securities Beneficially Owned by Kalitta in the manner recommended by the Board of Directors of the Company with respect to all stockholder proposals (including the election of directors of the Company) presented to the stockholders for approval until the earlier of
(i) the consummation of an offering pursuant to the First Demand Registration or (ii) December 31, 1998.

         32.     Miscellaneous.

         32.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

         32.2 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         32.3 Number; Gender. Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         32.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. certified mail, return receipt requested:

                 if to the Company,           M. Tom Christopher
                 AIA, AIT, FOL,               Chairman of the Board
                 KFS, OKT or                    and Chief Executive Officer
                 Christopher:                 1515 West 20th Street
                                              Dallas/Fort Worth International
                                              Airport, Texas 75261
                 with a copy to:              Haynes and Boone, LLP
                                              901 Main Street
                                              Suite 3100
                                              Dallas, Texas  75202-3789
                                              Attention:    Greg R. Samuel, Esq.

                 if to Kalitta,               Conrad A. Kalitta
                 Kalitta LLC or               2702 N. I-94 Service Drive
                 Motorsports                  Ypsilanti, Michigan 48197

                 with copies to:              David N. Parsigian, Esq.
                                              Miller, Canfield, Paddock &
                                                Stone, P.L.C.
                                              101 N. Main Street, 7th Floor
                                              Ann Arbor, Michigan 48108

         32.5 Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their commercially reasonable efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

         32.6 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to any conflict of laws provisions thereof; provided that Sections 13, 15, 16, 18, 19, 22, 23 and 25 hereof relating to amendments to the Office Lease, the Employment Agreement, the Consulting Agreement and the Race Shop Lease shall be construed in accordance with and governed by the laws of the State of Michigan without regard to any conflict of laws provisions thereof.

         32.7 Jurisdiction and Venue. The state or federal courts located in Dallas County, Texas shall have exclusive jurisdiction and venue over all disputes arising out of or related to this Agreement and will be the sole proper forum in which the parties and any of their officers, directors, employees, representatives and affiliates shall adjudicate any such dispute. The parties agree that this choice of jurisdiction and venue is enforceable by the issuance of injunctive relief against the parties and that its violation constitutes irreparable harm for which there is an inadequate remedy at law.

         32.8 Legal Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorney's fees and court costs, in addition to and other recoveries allowed by law.

         32.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No party to this Agreement may assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other party. Any such attempted assignment shall be null and void.

         32.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         32.11 Section Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         32.12 No Construction Against Drafting Party. The parties agree that each has been represented by competent legal counsel in connection with this Agreement and that this Agreement shall not be construed against the party on whose behalf this Agreement has been drafted.

         32.13 Cooperation. The parties agree to cooperate to the extent necessary to give full effect to the provisions of this Agreement.

         32.14 REMEDIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IRREPARABLE HARM WOULD OCCUR IN THE EVENT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SPECIFIC PERFORMANCE HEREUNDER, INCLUDING, WITHOUT LIMITATION, AN INJUNCTION OR INJUNCTIONS TO PREVENT AND ENJOIN BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY STATE OR FEDERAL COURT IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY. ANY REQUIREMENTS FOR THE SECURING OR POSTING OF ANY BOND WITH SUCH REMEDY ARE WAIVED. ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT ARE CUMULATIVE, NOT EXCLUSIVE, AND SHALL BE IN ADDITION TO ALL RIGHTS AND REMEDIES AVAILABLE TO EITHER PARTY AT LAW OR IN EQUITY.

                                   * * * * *

        The parties hereto have duly executed this Agreement as of the date first above written.


                                        AMERICAN INTERNATIONAL TRAVEL, INC.

KITTY HAWK, INC.
                                        By: /s/ CONRAD A. KALITTA
                                           ---------------------------------
                                        Name:   Conrad A. Kalitta
By: /s/ M. TOM CHRISTOPHER              Title:  President
   ---------------------------------
Name:   M. Tom Christopher
Title:  Chairman and Chief
        Executive Officer

                                        FLIGHT ONE LOGISTICS, INC.
/s/ M. TOM CHRISTOPHER
------------------------------------
M. Tom Christopher                      By: /s/ DONALD L. SCHILLING
                                           -------------------------------------
                                        Name:   Donald L. Schilling
                                        Title:  President
/s/ CONRAD A. KALITTA
------------------------------------
Conrad A. Kalitta
                                        KALITTA FLYING SERVICE, INC.

KALITTA MOTORSPORTS, L.L.C.
                                        By: /s/ DONALD L. SCHILLING
                                           -------------------------------------
                                        Name:   Donald L. Schilling
                                        Title:  President
By: /s/ CONRAD A. KALITTA
   ---------------------------------
Name:   Conrad A. Kalitta
Title:  Authorized Member
                                        O.K. TURBINES, INC.

KALITTA L.L.C.
                                        By: /s/ DONALD L. SCHILLING
                                           -------------------------------------
                                        Name:   Donald L. Schilling
                                        Title:  President
By: /s/ CONRAD A. KALITTA
   ---------------------------------
Name:   Conrad A. Kalitta
Title:  Authorized Member


AMERICAN INTERNATIONAL AIRWAYS, INC.



By: /s/ CONRAD A. KALITTA
   ---------------------------------
Name:   Conrad A. Kalitta
Title:  President





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